Form 51-102F3

Material Change Report

CONTENT OF MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Nevsun Resources Ltd. (the “Company”)

Suite 800 – 1075 West Georgia Street

Vancouver, BC  V6E 3C9

Item 2

Date of Material Change

June 9, 2005

Item 3

News Release

The press release was issued on June 9, 2005 and was disseminated by CCN Matthews, Canada Stockwatch and Market News.

Item 4

Summary of Material Change

Nevsun Resources (NSU: TSX and AMEX) is pleased to report both the final drill results of the recently completed Harena drill program in Eritrea as well as the discovery of significant new gravity anomalies adjacent to the newly discovered Harena deposit.

Item 5

Full Description of Material Change

See attached news release.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

Item 7

Omitted Information

No information has been intentionally omitted from this form.

Item 8

Executive Officer

Dr. John A. Clarke

Telephone:  (604) 623-4700

Item 9

Date of Report

June 9, 2005

NEVSUN RESOURCES LTD.

Per: “Maureen Carse”

Maureen D. Carse

Corporate Secretary

N E W S R E L E A S E

HARENA DRILL RESULTS AND SIGNIFICANT NEW GRAVITY ANOMALY DISCOVERIES AT BISHA PROJECT

June 9, 2005

Nevsun Resources (NSU: TSX and AMEX) is pleased to report both the final drill results of the recently completed Harena drill program in Eritrea as well as the discovery of significant new gravity anomalies adjacent to the newly discovered Harena deposit. The original Harena discovery drill holes were reported on April 5, 2005. The Harena deposit is located 9.5 km to the southwest from Nevsun’s high grade Bisha Main volcanogenic massive sulphide (VMS) deposit.  Harena was an important find for Nevsun as it represents a third VMS discovery on the Bisha concession, represents a good satellite opportunity for supplemental feed for the Bisha mine site currently undergoing feasibility and significantly extends the exploration district for potential VMS opportunities.

Harena was initially targeted as a coincident gravity and EM anomaly. Having successfully intersected massive sulphides with the Harena discovery holes, Nevsun extended its gravity investigations along strike of the Harena deposit a further 3.5 km. This work was completed during the current drill campaign and has resulted in the identification of several larger and stronger gravity signatures. A drill program to test these anomalies will be prepared for the fall of 2005.

This release provides a table of Harena drill hole results, figures of the drill hole locations and cross section; as well as a map of the new gravity anomalies identified adjacent to Harena.

Harena Drill Hole Data

A total of 20 diamond drill holes have been completed on the Harena Deposit to date with a series of sections 100 meters apart having been drill tested over a strike length of 400 meters. Initial assay results from the first 4 holes were released in April and can be accessed on Nevsun’s web site. The drill fence locations are presented in Figure 1.

Table 1: Harena Drill Hole Results

A summary of the assay results is as follows:

Hole #	From	To	Length (m)	Au g/t	Ag g/t	Cu %	Pb %	Zn %	Dip Collar	Section
Oxide
H-005	51.0	55.3	4.3	1.33	0.7	0.03	0.04	0.07	-45	5900
H-009	42.0	51.0	9.0	0.68	23.7	0.01	0.14	0.03	-45	5700
Primary
H-006	83.8	91.2	7.4	0.34	22.6	0.78	0.14	7.25	-45	5900
and	91.2	122.5	30.3	1.40	30.2	0.86	0.19	0.32
H-007	69.4	74.1	4.7	0.03	7.9	0.08	0.16	3.10	-45	6000
H-010	57.9	67.0	9.1	0.16	8.5	0.20	0.00	1.30	-45	5700
and	77.4	86.5	9.1	0.12	5.4	0.28	0.01	6.12
H-011	147.1	170.5	22.4	0.34	20.9	0.85	0.06	3.58	-65	5800
Incl.	147.2	154.0	6.8	0.27	16.3	0.26	0.11	6.54
Incl.	161.7	170.5	7.2	0.42	25.2	1.54	0.01	4.53
H-012	179.6	183.4	3.8	0.59	11.5	1.62	0.00	0.12	-85	5800
H-013	125.8	140.5	14.7	0.11	12.4	0.28	0.15	5.10	-45
and	140.6	144.0	3.4	20.75	299.2	0.31	2.50	0.17
H-014	141.7	154.5	12.8	0.35	20.7	0.98	0.03	3.15	-65	5700
and	154.5	160.0	5.5	0.73	20.1	0.12	0.14	0.03
H-015	156.5	159.5	3.0	1.03	46.5	0.08	0.11	0.21	-45	5900
and	166.4	174.5	8.1	0.33	24.3	1.19	0.03	2.04
H-016	159.1	179.4	20.3	0.97	21.9	0.68	0.08	0.89	-45	6000
Incl.	159.1	166.2	7.1	0.68	33.8	0.93	0.19	1.92
H-018	89.5	91.5	2.0	0.21	15.5	0.31	0.06	1.7	-45	5600
and	137.3	138.3	1.0	0.12	0.5	1.59	0.00	0.02

Holes H-008, H-017, H-019 and H-020 did not intersect mineralization of significance. Hole H-019 targeted an EM conductor located 200 meters to the north of the massive sulphide horizon. The anomaly was interpreted to be caused by graphite and graphitic sediments and volcanic rocks were intersected. Hole H-020 tested a gravity anomaly located 400 meters to the southeast of the sulphide zone. The gravity anomaly was not explained and additional work is planned to define this target further.

The Harena deposit is interpreted to be cut off to the northeast and open to the southwest. Hole H-012 contains the deepest intersection to date at a vertical depth of approximately 175 meters.  The massive sulphides in this hole are diminishing in width when compared with the previous five holes on the same section (see Figure 2 below).

Figure 1: Harena Drill Hole Locations

Figure 2: Harena Section 5800

H-012
H-011
H-004
H-003
H-002
H-001
NR
OVBD
ALUV
SAPR
INTT
FELT
INTD
MAFD
HALF
FERU
QTBX
SOAP
SAND
MSUL
SMSX

Section 5800 Intercepts from left to right :

H-012 :   0.59 g/t Au, 11.5 g/t Ag, 1.6% Cu, 0.12 % Zn / 3.8m

H-011 :   0.3 g/t Au, 25 g/t Ag, 0.8% Cu, 3.9 % Zn / 26.4m

H-004 :   0.6 g/t Au, 26 g/t Ag, 1.0% Cu, 2.8 % Zn / 22.95m

H-003 :    1.0 g/t Au, 23 g/t Ag, 1.0% Cu, 3.0% Zn / 22.5m

H-002 :    2.4 g/t Au, 105 g/t Ag, 0.44% Cu / 10.5m

H-001:     3.2 g/t Au /12.0m

Gravity Anomalies Located Adjacent to Harena

Following the success of intersecting a massive sulphide deposit at Harena, a line grid was established to cover favorable stratigraphy for an additional 3.5 km to the southwest of the Harena deposit. Gravity, HLEM, magnetometer, soil geochemistry and geological mapping surveys have been carried out to determine if additional VMS deposits are present in the area.

The gravity survey has defined several strong residual responses up to 1.0 mgal to the southwest of the Harena deposit. One anomaly appears to be directly along strike from Harena and occurs over a strike length of at least 1,200 meters. All the newly defined gravity responses underlie areas of significant transported overburden thickness.

The attached map (figure 3) of the recently completed gravity work defines the relatively small and weak response that signatures the Harena deposit, however the significantly stronger new gravity responses defined in the region are quite evident. The gravity signature of the Bisha Main deposit is also shown for comparison purposes only.

A significant amount of drilling will be required to assess the resource at Harena as well as to test new the targets that are emerging from the recently completed survey work. The size of the gravity anomalies presented in Figure 3 provides an exciting opportunity for further exploration.

Figure 3: Gravity Anomalies Located Adjacent to Harena

Harena Deposit Area
Residual Gravity
Harena Deposit
Bouguer density 2.50 gm/cc
NEVSUN
MWH Geo-Surveys, Inc.
1.0
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.0
-0.1
-0.2
-0.3
-0.4
-0.5
-0.6
-0.7
-0.8
-0.9
-1.0
-1.1
-1.2
1709000
1708500
1708000
1707500
1707000
1706500
1706000
1705500
1705000
1704500
333000
333500
334000
334500
335000
335500

Bisha Main Deposit Residual Gravity Inserted for Equivalent Scale; actual location 9.5 km to the northeast

Bill Nielsen, Vice-President of Exploration for Nevsun, a qualified person under National Instrument 43-101, supervised and directed all work associated with the drilling program.

Sample preparation and analysis were conducted at ALS Chemex of Vancouver, Canada.

Forward Looking Statements:  The above contains forward looking statements that are subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those anticipated in our forward looking statements.  Factors that could case such differences include:  changes in world gold markets, equity markets, costs and supply of materials relevant to the mining industry, change in government and changes to regulations affecting the mining industry.  Forward-looking statements in this release include statements regarding the extension of the exploration district at Bisha, Harena as a good satellite opportunity for supplemental feed, interpretation regarding the Harena deposit and the opportunities for further exploration. Although we believe the expectations reflected in our forward looking statements are reasonable, results may vary, and we cannot guarantee future results, levels of activity, performance or achievements.

NEVSUN RESOURCES LTD. “John A. Clarke” Dr. John A. Clarke President & Chief Executive Officer Nsu05-16.doc	For further information, Contact: Judy Baker (604) 623-4704 or 1-888-600-2200 e-mail: nevsuninfo@nevsun.com Website: www.nevsun.com